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                                                                    EXHIBIT 12.1

                      PNM RESOURCES, INC. AND SUBSIDIARIES
                       Ratio of Earnings to Fixed Charges
                                    (1,000'S)

                                                                                                                       Three Months
                                                                            Year Ended December 31,                       Ended
 Line                                                      ----------------------------------------------------------  ------------
  No.                                                       12/31/02     12/31/01     12/31/00    12/31/99    12/31/98    03/31/03
 -------------------------------------------------------   ----------   ---------    ---------   ---------   ---------   ---------
   Fixed charges, as defined by the Securities and
   Exchange Commission:
 1 Interest on Long-term Debt                              $  56,409   $  62,716    $  62,823   $  65,899   $  50,929   $  16,354
 2 Amortization of Debt Premium, Discount and Expenses         2,302       2,346        2,037       2,121       1,513         639
 3 Other Interest                                              2,859         (42)         752       2,667      10,791       1,278
 4 Estimated Interest Factor of Lease Rental Charges          23,233      22,856       19,716      16,514      64,275       5,040
                                                           ---------   ---------    ---------   ---------   ---------   ---------
 5 Total Fixed Charges                                     $  84,803   $  87,876    $  85,328   $  87,201   $ 127,508   $  23,311
                                                           =========   =========    =========   =========   =========   =========

   Earnings, as defined by the Securities and Exchange Commission:

 6 Consolidated Net Earnings from Continuing Operations    $  64,272   $ 150,433    $ 100,946   $  79,614   $  95,119   $  10,894
 7 Income Taxes                                               33,032      81,063       74,345      42,308      56,291       6,469
 8 Add Fixed Charges as Above                                 84,803      87,876       85,328      87,201     127,508      23,311
                                                           ---------   ---------    ---------   ---------   ---------   ---------
 9 Earnings Available for Fixed Charges                    $ 182,107   $ 319,372    $ 260,619   $ 209,123   $ 278,918   $  40,674
                                                           =========   =========    =========   =========   =========   =========

10 Ratio of Earnings to Fixed Charges                           2.15        3.63         3.05        2.40        2.19        1.75
                                                           =========   =========    =========   =========   =========   =========